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                                                                   EXHIBIT 23.2


                           CONSENT OF INDEPENDENT AUDITORS

     We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 of our report, which includes an explanatory paragraph relating to substantial doubts existing about the Company's ability to continue as a going concern, dated August 29, 1997, except for the last sentence of the penultimate paragraph of Note 4 and Note 16, as to which the date is October 31, 1997, relating to the financial statements of Harrier, Inc. as of June 30, 1997 and for the two years in the period then ended and the reference to our firm under the caption "Experts" in the accompanying Proxy Statement/Prospectus.

                                             RAIMONDO PETTIT GROUP
                                             (f/k/a Raimondo Pettit & Glassman)

Torrance, California
July 31, 1998